Exhibit 99.1

CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Stacy Berns/Melissa Jaffin — Investor/Media Relations
Berns Communications Group
(212) 994-4660
TALBOTS REPORTS PRELIMINARY UNAUDITED 2007 FOURTH QUARTER
AND FULL YEAR RESULTS
- Provides 2008 Outlook and Roadmap for Profitability
               Hingham, MA, March 12, 2008— The Talbots, Inc. (NYSE:TLB) today announced a preliminary unaudited net loss of $171 million or ($3.23) per share on a GAAP basis for the fourth quarter ended February 2, 2008. This result compares to a breakeven net income per share for the fourteen week period ended February 3, 2007, which included acquisition related and financing costs of approximately $0.15 per share.
Company Highlights Include:
•	Fourth quarter 2007 non-GAAP operating results better than previously announced expectations

•	Significant progress in executing 2007 initiatives, positions Company for success in 2008

•	Focus on delivering more compelling merchandise assortments for both brands, improved inventory management and streamlined operations

•	Plans to achieve profitability in 2008 and deliver long term shareholder value
               The Company announced that it has not yet completed impairment testing of its J. Jill brand intangible assets acquired in May 2006. However, at this time the Company has recorded a preliminary non-cash impairment charge to fourth quarter earnings of approximately $144 million after tax or approximately $2.71 per share. This preliminary charge is greater than the initial estimate provided on February 6, 2008, due to more conservative growth and earnings projections for the J. Jill brand, combined with a larger discount rate assigned to forward projections. The Company anticipates that impairment testing will be completed in the coming weeks.

               The Company’s operating results were better than its previously announced expectations on a non-GAAP basis. Specifically, on a non-GAAP basis, the preliminary fourth quarter loss was $12 million or $0.22 per share, excluding:
•	Approximately $2.71 per share related to the impairment of the J. Jill intangible assets,

•	$0.07 per share related to the previously announced closing of its Talbots Kids and Mens businesses,

•	$0.03 per share related to the impairment of certain underperforming Talbots and J. Jill stores,

•	$0.09 per share of acquisition related and financing costs, and

•	$0.11 per share of expense related to employee compensation and professional consulting fees.
(See attached table for reconciliation of GAAP and non-GAAP and comparison to prior year)
               Total consolidated Company sales for the thirteen weeks ended February 2, 2008 were $587 million, versus reported sales of $638 million for the fourteen weeks ended February 3, 2007. By brand, retail store sales were $388 million for Talbots, compared to $433 million for the fourteen week period a year ago, and $86 million for J. Jill, compared to $91 million a year ago. Consolidated direct marketing sales for the recent period, including catalog and Internet, were $113 million, compared to $114 million a year ago.
               Consolidated comparable store sales declined 6.0% for the latest thirteen-week period. Comparable store sales for the Talbots and J. Jill brands declined 6.0% and 6.3%, respectively, driven by an especially weak November/December. Consolidated comparable store sales in January were positive low single digits.
Operating Results for the Fifty-Two Week Period
               For the full fiscal year, total preliminary unaudited consolidated Company net loss was $189 million or ($3.56) per share on a GAAP basis. This result compares to $0.59 per share for the fifty-three week period ended February 3, 2007, which included acquisition related and financing costs of approximately $0.46 per share.
                On a non-GAAP basis, the preliminary unaudited full fiscal year net loss was $7 million or ($0.13) per share, excluding:
•	Approximately $2.71 per share related to the impairment of the J. Jill intangible assets,

•	$0.07 per share related to the previously announced closing of its Talbots Kids and Mens businesses,

•	$0.06 per share related to the impairment of certain underperforming Talbots and J. Jill stores,

•	$0.41 per share of acquisition related and financing costs, and

•	$0.18 per share of expense related to employee compensation and professional consulting fees.

(See attached table for reconciliation of GAAP and non-GAAP and comparison to prior year)
               Total Company year-to-date sales for the fifty-two weeks ended February 2, 2008 were $2,289 million, compared to $2,231 million for the fifty-three weeks ended February 3, 2007. By brand, retail store sales were $1,534 million for Talbots, compared to $1,604 million a year ago, and $327 million for J. Jill, compared to $242 million a year ago. Consolidated direct marketing sales for the recent fifty-two week period, including catalog and Internet, were $428 million, compared to $385 million in 2006.
               Consolidated comparable store sales declined 5.5% for the recent fifty-two week period ended February 2, 2008. By brand, comparable store sales for Talbots decreased 5.7% and for J. Jill were down 4.6%.
Talbots 2007 Key Initiatives Included:
•	Filled critical senior executive positions to build on the strength of the management team.

•	Conducted comprehensive strategic review of entire business to develop a long range growth strategy, completed in March 2008.

•	Re-vamped marketing strategy, adopting new promotional cadence for Talbots brand.

•	Exited non-core concepts to focus on Company’s core strength — the age 35+ female market.

•	Developed a plan to reduce the Company’s cost structure by $100 million by end of 2009 and streamline operations.
               Trudy F. Sullivan, Talbots President and Chief Executive Officer, commented, “2007 was a difficult year for Talbots. However, we feel very good about the progress we have made, and believe we are well-positioned to succeed in 2008. Despite the challenges of a weak economic environment, we identified and implemented a number of key initiatives to drive improved short- and long-term performance.”
Full Year 2008 Comments
               Ms. Sullivan continued, “2008 will be a year of transition, as it represents the launch of a three-year initiative to strengthen and grow the business. As such, we will acutely focus on the successful execution of our Talbots brand core strategy, which includes the roll-out of more compelling merchandise assortments beginning in the fall season, significantly improved inventory management, and a tighter cost structure.”
               “For the J. Jill brand, we acknowledged our weak performance, which combined with reduced forward projections has resulted in a significant impairment charge to our 2007 results. However, we have a number of initiatives in place to drive improved results and are focused on building greater brand awareness and customer acquisition. We continue to strongly believe in J. Jill’s potential as a significant future growth vehicle for our Company, as supported by the results of our strategic review indicating that this brand has the potential to grow to approximately 450 stores in the U.S.”

               “As a key component of our Company’s overall strategy, we will look to considerably improve gross margins through managing leaner inventories, better product flow, healthy regular-price selling, and a more optimal markdown cadence at both the Talbots and J.Jill brands.”
               “Further, we previously announced our goal to reduce the Company’s cost structure by the end of fiscal 2009 by a minimum of $100 million and streamline operations. These are primarily cash savings of which approximately $50 million are planned to be realized this year. Through all of these actions, we believe we have the right roadmap to achieve profitability in 2008.”
2008 Guidance
               For fiscal 2008, the Company is planning conservatively in light of the current macro-related challenges, with top line sales growth of approximately 3%. This plan is based on a slightly negative comp, with the Talbots brand decreasing 1% and the J. Jill brand increasing 1%, compared to fiscal 2007. Built into the Company’s 2008 plan is a decline in the number of transactions in the mid single digit range for the combined brands.
               The Company has slowed its square footage growth and will open 27 Talbots brand stores and 19 J. Jill brand stores for a total of 46 new stores in fiscal 2008, versus 75 new store openings in fiscal 2007. In addition to the 78 Talbots Kids and Mens closings previously announced, in 2008 the Company anticipates it will close approximately 20 underperforming Talbots brand stores.
               The Company is planning for total consolidated direct marketing sales to grow in the mid-single digit range.
               The Company has determined that given its focus on executing its long-term growth and profit plan, resulting from the completion of its strategic business review, it will provide an outlook for sales and earnings on an annual basis and plans to update its annual outlook with each quarterly earnings release.
               The Company will be reporting the results of Talbots Kids and Mens businesses as part of ongoing operations through the second quarter of fiscal 2008. Upon closing of these businesses, which the Company anticipates will occur in the third quarter of fiscal 2008, these businesses will qualify as discontinued operations and their operating results will be reclassified accordingly to discontinued operations.
               As such, the Company is planning for 2008 earnings from continuing operations to be in the range of $0.47 to $0.52 per diluted share, which compares to a loss on a non-GAAP basis of ($0.37) per share in 2007 (See attached schedule). The Company is planning for a loss from discontinued operations in the range of ($0.59) to ($0.64) per share, which compares to a ($0.24) loss per share in 2007.

               Ms. Sullivan concluded, “2008 is off to a positive start, with total company February sales and gross margin on plan. We saw a significant improvement in the Talbots brand gross margin in the month and believe that we are starting to benefit from our inventory management initiatives. Further, we are now armed with a strong, talented management team that is focused on infusing new energy into the Company to move our product and image forward in a way that best resonates with our customer. With a solid platform for operational improvements, we remain confident in the strength of our brands and ability to restore profitability and deliver long term shareholder value.”
               The Company commented that it is still in discussions with banks to increase its working capital line of credit. The process has taken longer than anticipated, given the current condition in the global credit markets. However, the Company hopes to achieve a resolution to these discussions in the very near future.
ADDITIONAL DISCLOSURES
All results and financial amounts in this release and financial tables are preliminary and unaudited.
Conference Call
     As previously announced, Talbots will host a conference call today, March 12, 2008 at 10:00 a.m. local time to discuss its preliminary unaudited fourth quarter and full year 2007 results. To listen to the live call, please dial (866) 336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until March 14, 2008. This call may be accessed by dialing (800) 642-1687, passcode 38161647.
2008 Investor Update Meeting in Boston
               Lastly, the Company will hold its 2008 Investor Update Meeting in Boston, Massachusetts on April 1, 2008. Trudy Sullivan, Talbots President and CEO and other members of the senior management team will provide a business update, unveil the Company’s long-term strategy and present a merchandise preview. The meeting will be webcast live on the Company’s website at www.thetalbotsinc.com/ir/ir.asp. Further information regarding the meeting to follow.
               The Talbots, Inc. is a leading international specialty retailer and direct marketer of women’s apparel, shoes and accessories. The Company currently operates a total of 1,422 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,149 stores under the Talbots brand name and 273 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.

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The foregoing may contain forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” return to,” “ plan,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “target,” “guidance,” or similar statements or variations of such terms. All of the “outlook” information (including future profitability, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning exit costs, timing, benefit and impact of strategic initiatives being implemented, values of J. Jill intangible assets, and our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized.
Any public statements or disclosures by us following this release which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook or statements in or accompanying this release.
Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the risk that the strategic and other operating initiatives referred to above as well as other initiatives and actions taken as part of our revitalization plan or as a result of our strategic review may not favorably impact our operations, the risk that the Company will not obtain an increase its working capital credit facility, the risk that our assumptions and expectations concerning cash resources will not be met as a result of sales trends, timing of working capital needs, tightening of consumer spending or other economic concerns, or any changing conditions, trends, or other factors, productivity and profitability in the short term or long term, the risk that operational benefits expected to be realized from our strategic and operating initiatives and actions and from our exit plans will not be achieved or may take longer to achieve or result in greater cost or expense than expected or forecast, the risk that a return to profitability or profitable growth may take longer to be realized than expected or forecast, the risk that the Company may not at all times satisfy one or more of its financial covenants under its debt agreements and will be required to seek to obtain a waiver or amendment (which cannot be assured) of its debt agreement acceptance of the Company’s fashions including its seasonal fashions, effectiveness of the Company’s brand awareness and marketing programs and new promotional cadence strategy, any different or any increased negative trends in its regular-price or markdown selling, retail economic conditions including consumer spending trends, the current housing issues and uncertainty in the financial and credit markets, success of our expected marketing events in driving store traffic and store and direct marketing sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, the Company’s ability to anticipate and successfully respond to constantly changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, our ability to accurately estimate and forecast future full-price and markdown selling for each of our brands, the success of our current executive-level hires, the risk that the J. Jill business will not be successfully integrated, the risk that the cost savings, operational efficiencies, and other synergies from J. Jill acquisition may not be fully realized or may take longer to realize than expected, the risk associated with integrating and operating profitably and successfully as a multi-brand chain for the first time and the reaction of Talbots and J. Jill customers and suppliers to the changes being made within the organization. In each case, actual results may differ materially from such forward-looking information.
Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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(tables to follow)

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Amounts in thousands except per share data

	February 2,	February 3,	February 2,	February 3,
	2008	2007	2008	2007
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Net Sales	$587,397	$638,004	$2,289,296	$2,231,033

Costs and Expenses
Cost of sales, buying and occupancy	421,285	439,107	1,553,994	1,469,223
Selling, general and administrative	187,632	189,190	757,842	685,438
Impairment of goodwill and trademark	149,600	—	149,600	—
Impairment of store assets	2,760	1,331	4,977	1,331
Restructuring charges	9,275	—	9,275	—

Operating (loss) Income	(183,155)	8,376	(186,392)	75,041

Interest
Interest expense	8,462	8,709	35,927	31,542
Interest income	218	361	1,362	7,023

Interest Expense — net	8,244	8,348	34,565	24,519

(Loss) Income Before Taxes	(191,399)	28	(220,957)	50,522

Income Tax (Benefit) Expense	(20,021)	11	(32,116)	18,946

Net (Loss) Income	(171,378)	17	(188,841)	31,576

Net (Loss) Income Per Share

Basic	$(3.23)	$—	$(3.56)	$0.60

Diluted	$(3.23)	$—	$(3.56)	$0.59

Weighted Average Number of Shares of Common Stock Outstanding

Basic	53,085	52,892	53,006	52,651

Diluted	53,085	53,820	53,006	53,485

Cash Dividends Paid Per Share	$0.13	$0.13	$0.52	$0.51

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Amounts in thousands

	February 2,	February 3,
	2008	2007

Cash and cash equivalents	$25,476	$35,923
Customer accounts receivable — net	210,853	204,619
Merchandise inventories	329,104	352,652
Other current assets	86,414	99,215

Total current assets	651,847	692,409

Property and equipment — net	486,733	533,216
Goodwill	113,490	247,490
Trademarks	139,384	154,984
Other intangible assets — net	80,980	92,038
Other assets	30,545	28,551

TOTAL ASSETS	$1,502,979	$1,748,688

Accounts payable	$171,830	$113,884
Income taxes payable	4,829	31,684
Accrued liabilities	185,735	158,763
Current portion of long-term debt	80,650	80,469
Notes payable to banks	—	45,000

Total current liabilities	443,044	429,800

Long-term debt less current portion	308,377	389,174
Deferred rent under lease commitments	144,569	133,025
Deferred income taxes	5,646	61,537
Other liabilities	146,564	91,841
Stockholders’ equity	454,779	643,311

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,502,979	$1,748,688

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Amounts in thousands

	February 2,	February 3,
	2008	2007
	(52 weeks)	(53 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(188,841)	$31,576
Impairment of goodwill and trademarks	149,600	—
Impairment of store assets	4,977	1,331
Depreciation and amortization	130,521	121,203
Deferred and other items	1,343	23,794
Changes in:
Customer accounts receivable	(6,087)	5,124
Merchandise inventories	24,257	(58,491)
Accounts payable	58,960	20,074
Accrued income taxes	(5,448)	3,083
All other assets and liabilities	56,103	(13,302)

	225,385	134,392

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(84,905)	(104,208)
Proceeds from disposal of property and equipment	93	612
Acquisition of The J. Jill Group, Inc., net of cash acquired	—	(493,946)
Maturities of marketable securities	—	16,729

	(84,812)	(580,813)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments) proceeds from working capital lines of credit (notes payable), net	(45,000)	45,000
Payments on long-term borrowings	(80,469)	(40,358)
Proceeds from financing related to acquisition	—	400,000
Proceeds from options exercised	1,550	3,785
Excess tax benefit from options exercised	347	1,156
Debt issuance costs	—	(1,414)
Cash dividends	(28,363)	(27,490)
Purchase of treasury stock	(521)	(1,113)

	(152,456)	379,566

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,436	(242)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(10,447)	(67,097)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	35,923	103,020

CASH AND CASH EQUIVALENTS, END OF PERIOD	$25,476	$35,923

SEC REGULATION G
The Talbots, Inc.
Reconciliation of GAAP to Non-GAAP
For the Quarter and Year Ended February 2, 2008 and February 3, 2007

		14 Weeks
	13 Weeks Ended	Ended		53 Weeks Ended
	February 2,	February 3,	52 Weeks Ended	February 3,
	2008	2007	February 2, 2008	2007
Net Income (Loss) per Share on a GAAP basis:	($3.23)	$0.00	($3.56)	$0.59
Impact of the impairment to J.Jill intangibles	2.71	0.00	2.71	0.00
Impact related to the closing of Talbots Kids and Mens	0.07	0.00	0.07	0.00
Impact related to the impairment of other Talbots & J.Jill stores	0.03	0.00	0.06	0.00
Impact of acquisition related and financing costs	0.09	0.15	0.41	0.46
Impact of employee compensation and consulting fees	0.11	0.00	0.18	0.00

Net Income (Loss) per Share on a Non-GAAP basis:	($0.22)	$0.15	($0.13)	$1.05

SEC REGULATION G
The Talbots, Inc.
Reconciliation of GAAP to Non-GAAP for Fiscal 2008 Outlook**
Net Income on a GAAP basis to Net Income from Continuing Operations on a Non-GAAP basis
For the Year Ended February 2, 2008 and January 31, 2009

	52 Weeks
	Ended
	January 31,	52 Weeks Ended
	2009	February 2, 2008
Net Income (Loss) per Share on a GAAP basis:		($3.56)
Impact of the impairment to J.Jill intangibles		2.71
Discontinued operations related to the closing of Talbots Kids and Mens		0.24 *
Impact related to the impairment of other Talbots & J.Jill stores		0.06
Impact of employee compensation and consulting fees		0.18

Net Income (Loss) per Share from continuing operations on a Non-GAAP basis:	$0.47 - $0.52	($0.37)

*Represents discontinued operations relating to the closing of Talbots Kids and Talbots Mens for the year ended February 2, 2008.
Note that this table does not include the impact relating to acquisition related and financing costs as this adjustment is a comparable item in both years.
**See assumptions and other factors including risk factors included in accompanying press release.
Actual results may differ materially.